Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2005 Second Quarter Financial Results

LOWELL, Mass—(BUSINESS WIRE)—Jul. 19, 2005—Enterprise Bancorp, Inc. (the “company”) (NASDAQ: EBTC) reported net income for the quarter ended June 30, 2005 of $1.981 million compared to $1.744 million for the same three-month period in 2004, an increase of 14%. Diluted earnings per share were $0.52 for the second quarter compared to $0.46 for second quarter 2004, an increase of 13%.

Net income for the six months ended June 30, 2005 amounted to $3.832 million compared to $3.459 million for the same period in 2004, an increase of 11%. Diluted earnings per share were $1.00 for the six months ended June 30, 2005 compared to $0.91 for the same period in 2004, an increase of 10%.

The increases in net income over the prior-year periods were due primarily to the increases in net interest income and reductions in the provision for loan losses, partially offset by increases in non-interest expense and declines in non-interest income.

The 2005 results, for both the second quarter and year-to-date periods, continued to benefit from increases in net interest income, which posted growth of 23% and 19% over the respective 2004 quarter and year-to-date periods. The increases in net interest income were due primarily to growth in the loan portfolio and the increase in net interest margin due to increases in market interest rates.

The provision for loan losses was $275 thousand and $475 thousand for the three and six months of 2005, respectively, compared to $300 thousand and $1.050 million for the respective 2004 periods. The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs during the period.  Net charge-offs in the first six months of 2005 were $6 thousand as compared to net charge-offs of $622 thousand in the first six months of 2004.

The increases in non-interest expense over the prior year reflect the company’s ongoing growth and strategic initiatives, including our 2004 branch expansion into the new markets of Andover, MA and Salem, NH, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act.

Non-interest income declined for the current quarter and six-month period over the same periods last year primarily due to the higher level of net gains realized on the sales of investment securities and residential mortgage loans in the first quarter of 2004, and a reduction in deposit-servicing fee income in the 2005 periods. The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.

Key Financial Highlights

•                  Total loans increased 18% over the last twelve months, amounting to $624.6 million at June 30, 2005.

•                  Total deposits grew 9% over the last twelve months, amounting to $804.6 million at June 30, 2005.

•                  Net interest margin was 4.74% for the six months ended June 30, 2005 as compared to 4.47% for the six months ended June 30, 2004.

•                  Total assets amounted to $898.6 million at June 30, 2005 as compared to $809.8 million at June 30, 2004, an increase of 11%.

•                  Total assets under management amounted to $1.324 billion at June 30, 2005 as compared to $1.233 billion at June 30, 2004, an increase of 7%.

“Enterprise’s second quarter 2005 financial results reflect continued net income and asset growth for the first six months of 2005,” said George L. Duncan, Chairman and Chief Executive Officer of Enterprise Bancorp, Inc.

Duncan remarked, “We continue to maintain strong growth through ongoing business development efforts and continued market expansion within existing and into new markets such as our 2004 branch openings in Andover, MA and Salem, NH.  Our second Tewksbury, MA office opened on July 13, 2005 and we continue to look to expand our branch network to take advantage of other opportunities within our market area.”

Duncan concluded “We continue to feel that our business model, strong service culture, skilled management team and brand name create opportunities for Enterprise to be the leading provider of commercial banking and investment management services in the Merrimack Valley and North Central Massachusetts.”

Enterprise Bancorp, Inc.  is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company. The company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products, and investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is northeastern Massachusetts and southern New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Lowell, Tewksbury, and Westford; and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  In May 2005, the company reached another milestone and was listed in the “top 10” largest commercial banks in Massachusetts (up from #12), and also appeared for the first time in the listing of the “top 150” public companies in the state, according to statistics compiled by the Boston Business Journal (May 13, 2005).

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and six months ended June 30, 2005 and 2004

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004

Interest and dividend income:
Loans	$9,707	$7,626	$18,544	$15,185
Investment securities	1,826	1,757	3,646	3,481
Total short-term investments	111	71	172	85
Total interest and dividend income	11,644	9,454	22,362	18,751

Interest expense:
Deposits	1,907	1,520	3,579	2,976
Borrowed funds	106	27	191	94
Junior subordinated debentures	295	295	589	589
Total interest expense	2,308	1,842	4,359	3,659

Net interest income	9,336	7,612	18,003	15,092

Provision for loan losses	275	300	475	1,050
Net interest income after provision for loan losses	9,061	7,312	17,528	14,042

Non-interest income:
Investment management and trust service fees	583	605	1,090	1,121
Deposit service fees	407	528	807	1,077
Net gains on sales of investment securities	5	9	205	640
Gains on sales of loans	65	114	97	199
Other income	451	332	846	731
Total non-interest income	1,511	1,588	3,045	3,768

Non-interest expense:
Salaries and employee benefits	4,472	3,466	8,798	7,161
Occupancy expenses	1,381	1,294	2,754	2,531
Audit, legal and other professional fees	389	290	765	553
Advertising and public relations	307	256	461	426
Supplies and postage	196	232	408	453
Trust professional and custodial expenses	118	135	233	287
Other operating expenses	589	501	1,157	962
Total non-interest expense	7,452	6,174	14,576	12,373

Income before income taxes	3,120	2,726	5,997	5,437
Income tax expense	1,139	982	2,165	1,978

Net income	$1,981	$1,744	$3,832	$3,459

Basic earnings per share	$0.53	$0.48	$1.04	$0.96

Diluted earnings per share	$0.52	$0.46	$1.00	$0.91

Basic weighted average common shares outstanding	3,707,167	3,625,914	3,699,027	3,615,629

Diluted weighted average common shares outstanding	3,817,583	3,779,147	3,823,790	3,784,413

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	June 30, 2005	December 31, 2004	June 30, 2004

Assets

Cash and cash equivalents:
Cash and due from banks	$41,615	$25,180	$36,575
Short-term investments	32,840	32,090	24,800
Total cash and cash equivalents	74,455	57,270	61,375

Other short-term investments	—	8,200	8,200
Investment securities at fair value	179,313	187,601	188,173
Loans, less allowance for loan losses of $11,392 at June 30, 2005, $10,923 at December 31, 2004, and $10,414 at June 30, 2004	613,160	559,536	520,777
Premises and equipment	12,125	11,914	12,036
Accrued interest receivable	3,855	3,629	3,337
Deferred income taxes, net	5,051	4,084	4,948
Prepaid expenses and other assets	4,281	9,540	4,046
Income taxes receivable	—	—	439
Core deposit intangible, net of amortization	675	741	808
Goodwill	5,656	5,656	5,656

Total assets	$898,571	$848,171	$809,795

Liabilities and Stockholders’ Equity

Liabilities

Deposits	$804,648	$768,644	$735,476
Borrowed funds	12,965	3,651	4,808
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	4,481	2,577	2,214
Income taxes payable	505	50	—
Accrued interest payable	874	740	706

Total liabilities	834,298	786,487	754,029

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 3,755,414, 3,690,163 and 3,676,601 shares issued and outstanding at June 30, 2005, December 31, 2004 and June 30, 2004, respectively	38	37	37
Additional paid-in capital	23,802	22,598	22,311
Retained earnings	39,452	37,408	33,360
Accumulated other comprehensive income	981	1,641	58

Total stockholders’ equity	64,273	61,684	55,766

Total liabilities and stockholders’ equity	$898,571	$848,171	$809,795

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
	2005	2004	2004
	(Dollars in thousands, except per share data)

Balance Sheet Items:
Total assets	$898,571	$848,171	$809,795
Loans serviced for others	32,956	35,067	28,714
Investment assets under management	392,473	363,250	394,552
Total assets under management	1,324,000	1,246,488	1,233,061
Book value per share	$17.11	$16.72	$15.17
Total capital to risk weighted assets	11.32%	11.24%	11.24%
Tier 1 capital to risk weighted assets	10.07%	9.96%	9.97%
Tier 1 capital to average assets	7.91%	7.83%	7.78%
Allowance for loan losses to loans	1.82%	1.91%	1.96%
Non-performing loans to total loans	0.29%	0.38%	0.55%

Income Statement Items (annualized):
Return on average assets	0.92%	0.95%	0.92%
Return on average stockholders’ equity	12.32%	12.99%	12.32%
Net interest margin (tax equivalent)	4.74%	4.50%	4.47%